Exhibit 99.1

Press Release

Contact:

Wendy Davis Johnson

Corporate Communications Counsel

441.300.3719

wendy.davisjohnson@argolimited.com

ARGO GROUP COMPLETES ACQUISITION OF HERITAGE UNDERWRITING AGENCY

HAMILTON, Bermuda (May 14, 2008) – Argo Group International Holdings, Ltd. (NasdaqGS: AGII), an international underwriter of specialty insurance and reinsurance products in niche areas of the property and casualty market, today announced that all conditions of its acquisition of Heritage Underwriting Agency plc have been satisfied or waived and, as a result, its offer is wholly unconditional and the transaction has been effectively completed.

“We are very pleased to have concluded this transaction in such a timely manner,” said Mark E. Watson III, Argo Group president and chief executive officer. “The acquisition of Heritage is an important step in our evolution as a leading international specialty underwriter and one that brings with it increased opportunities for product and market growth and development and profitable returns for our shareholders, clients and employees.”

“Our complementary books of business, shared commitment to disciplined underwriting and client service and desire to lead in the international specialty market make Argo Group’s acquisition of Heritage a unique and compelling development for both companies,” said Heritage Chief Executive Officer Richard Pexton. “I look forward to working with Mark Watson and his team to leverage the many opportunities this transaction presents.”

As of 1:00 p.m. BST, Argo Group had received valid acceptances in respect of 62,960,189 Heritage shares and had acquired 7,691,703 Heritage shares, which together represent, in aggregate, approximately 90 percent of the existing issued ordinary share capital of Heritage. Argo Group’s offer, which remains subject to the terms and conditions set out in the offer document distributed to Heritage shareholders on April 17, 2008, will remain open for acceptance until further notice.

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Argo House	T 441 296 5858
110 Pitts Bay Road	F 441 296 6162
Pembroke, Bermuda HM08
www.argore.com

ABOUT ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

Headquartered in Hamilton, Bermuda, Argo Group International Holdings, Ltd. (Nasdaq GS: AGII) is an international underwriter of specialty insurance and reinsurance products in the property and casualty market. Argo Group offers a full line of high-quality products and services designed to meet the unique coverage and claims handling needs of businesses in three primary segments: Excess and Surplus Lines, Select Markets, and International Specialty. Information on Argo Group and its subsidiaries is available at www.argolimited.com. Argo Group is the combined international holding company resulting from the Aug. 7, 2007 merger of Argonaut Group, Inc. and PXRE Group, Ltd.

FORWARD-LOOKING STATEMENTS

This press release contains certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from actual future experience involving any one or more of such statements. For a more detailed discussion of such risks and uncertainties, see Argo Group’s filings with the SEC. The inclusion of a forward-looking statement herein should not be regarded as a representation by Argo Group that Argo Group’s objectives will be achieved. Argo Group undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

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